Aclaris Therapeutics Acquires Confluence Life Sciences, Inc.

Expands pipeline of medicines for the potential treatment of patients with autoimmune disorders

Management to Host Conference Call at 8:30 AM ET today

Malvern, PA, – August 8, 2017 (GLOBE NEWSWIRE) – Aclaris Therapeutics, Inc. (“Aclaris”) (NASDAQ: ACRS), a dermatologist-led, biopharmaceutical company focused on identifying, developing and commercializing innovative and differentiated therapies to address significant unmet needs in medical and aesthetic dermatology, today announced that it has acquired Confluence Life Sciences, Inc. (“Confluence”), a privately held biotechnology company focused on the discovery and development of kinase inhibitors to treat inflammatory and immunological disorders and cancer.  At the closing, Aclaris paid approximately $10 million in cash and issued approximately 350,000 shares of its common stock, with a value of approximately $10 million on the closing date, to the former equityholders of Confluence.

Acquisition Rationale:

Assets - This strategic acquisition expands Aclaris’ inflammation and immunology pipeline with the addition of Confluence’s lead product candidates: CDD-450, a novel MK-2 pathway inhibitor, topical Janus kinase inhibitors (“soft JAK”), and IL2-inducible T-cell kinase (“ITK”) inhibitor programs:

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CDD-450 is a novel MK-2 pathway inhibitor and will be studied in relation to regulation of TNF-α and IL-1β via the p38/MK-2 kinase pathway. The p38/MK-2 pathway is a transducer of inflammation, and selective inhibitors of the MK-2 pathway are being investigated for their potential ability to block inflammatory cytokine production and activity and thereby restore balance to the body’s immune system. MK-2 inhibitors have the potential to treat patients with a variety of autoimmune diseases such as psoriatic arthritis, inflammatory bowel disease, and rheumatoid arthritis. CDD-450 is being developed as an oral alternative to anti-TNF/IL-1 biologics.

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Soft JAK inhibitors may be topically applied and active in the skin, but will be rapidly metabolized and inactivated when they enter the bloodstream, which may result in significantly reduced systemic exposure. The JAK family of kinases are a subgroup of non-receptor tyrosine kinases that are essential in transducing signals originating from cytokine receptors, and whose enzymatic activity is essential for the biological activity of the cytokines in the immune system. JAK inhibitors may be useful for treating inflammatory and autoimmune disorders such as alopecia areata, vitiligo, atopic dermatitis and others.

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ITK inhibitors are non-receptor tyrosine kinase inhibitors of the activity of IL2-inducible T-cell kinase (ITK), thereby interfering with the development and effector function of immune system T-cells. ITK is a key signaling component of all T-cell receptors (“TCRs”) and is also key for regulating IL-17 expression. The combination of inhibiting TCRs (inhibiting T-cell maturation and activation) as well as IL-17 means an ITK inhibitor can be thought of as a “small molecule anti-IL-17”, but with broader immunomodulatory activity. ITK inhibitors have potential therapeutic applications in autoimmune and inflammatory diseases such as psoriasis and atopic dermatitis.

Drug Discovery Platform – The KINect™ Technology Platform – is a kinase-focused drug discovery engine utilizing computational chemistry to integrate proprietary compound collections and highly experienced biologists and medicinal chemists to identify and advance potential candidates into preclinical and clinical development. The platform is focused on kinase targets relevant to immunology – autoimmune disease and chronic inflammation. The KINect™ library focuses on both reversible and irreversible inhibitors and interrogates both Type 1 and Type 2 kinase conformations as compared with competitors who only focus on a few subgroups of Type 1 structures. The compound library is directed toward the cysteinome subset of kinases (60% of the kinome) which contains many important but hard-to-drug kinases.

People - The Confluence team is a fully-integrated small molecule drug discovery team, some of whom formerly served as the Pfizer kinase program leaders and were responsible for co-inventing the JAK inhibitor tofacitinib. Their team of kinome experts – chemists and biologists - have a combined 300+ years of drug discovery experience. The Confluence team is led by:

•	Walter Smith (CEO) - Former VP Research & Global Head, Pfizer Inflammation, co-leader of Pfizer Licensing Team. Delivered 8 clinical candidates, 6 INDs and 1 NDA in inflammation and cancer.
•	Joseph Monahan, Ph.D. (CSO/Founder) - Former Executive Director, Pfizer Inflammation Research and Leader of Global Kinase Technology Team; >95 publications and patents (>30 total on kinases).
•	Jon Jacobsen, Ph.D. (Chemistry Director) - Former Research Fellow and Director, Pfizer Chemistry; >100 publications and patents (15 total on kinases); Project Lead for Pfizer’s JAK Program.
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Paul Changelian, Ph.D. (Biology Director) - Immunologist/drug discovery leader at pharma (Pfizer) & biotech (Lycera, Infinity). Validated JAK 1/3 as target for transplant / RA / psoriasis, leading to the approval of Xeljanz®

Confluence Discovery Technologies (CDT) – is Confluence’s contract research arm which is currently working on 90+ projects with 30+ clients spanning large biotech and pharma to smaller start-up biopharmaceutical companies. Clients utilize CDT to supplement their R&D for difficult-to-execute specialty skill bases and programs which are difficult to source.  Aclaris plans to retain all current talent and will continue to support its existing drug development plans with expected revenue from the contract research business.

"Confluence is at the forefront of innovation in the discovery and development of new compounds and new approaches to treating patients with severe and debilitating autoimmune and inflammatory diseases," said Neal Walker, President and Chief Executive Officer of Aclaris. "The Confluence acquisition enables Aclaris to solidify its existing position in inflammatory/autoimmune skin disorders and expand into relevant adjacent therapeutic areas. The KINect™ Platform will provide our own in-house discovery and rational drug design platform. The acquisition is a significant step forward in building a fully integrated biopharmaceutical company, and we look forward to progressing Confluence’s MK-2, soft JAK and ITK inhibitor programs."

"We are delighted to enter into this transaction with Aclaris," said Walter Smith, Chief Executive Officer of Confluence. "Their commitment to patients and scientific innovation makes them an ideal partner to continue to advance our drug discovery programs. This transaction expands an existing collaboration between two companies with a striking degree of complementarity. Aclaris is taking a lead role in dermatology-related inflammation and immunologic disorders of the skin—particularly in JAK inhibitors for hair loss disorders. In parallel, Confluence brings established drug discovery and development capabilities for JAK inhibitors, as well as for additional kinase inhibitors with immediate relevance to dermatology. I would like to thank the Confluence investors, including the Mercury Fund, St. Louis BioGenerator, Missouri Technology Corporation and Epidarex Capital, for their support.”

Company to Host Conference Call

Management will conduct a conference call at 8:30 AM ET today to discuss Aclaris’ financial results and provide a general business update.  The conference will be webcast live over the Internet and can be accessed by logging on to the “Investors” page of the Aclaris Therapeutics website, www.aclaristx.com, prior to the event.  A replay of the webcast will be archived on the Aclaris Therapeutics website for 30 days following the call.

To participate on the live call, please dial (844) 776-7782 (domestic) or (661) 378-9535 (international), and reference conference ID 54200846 prior to the start of the call.

Terms of the Transaction

Under the terms of the merger agreement executed by Aclaris and Confluence, Confluence’s equity holders were entitled to receive upfront consideration of $10 million in cash, subject to working capital and other customary adjustments, and shares of Aclaris common stock having a value of approximately $10 million as of the closing date.

Confluence equity holders are eligible to receive up to an additional $80 million in contingent payments upon the achievement of certain development, regulatory and commercial milestones, and will also be entitled to receive potential royalty payments equal to a low single-digit percentage of net sales of covered products.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a dermatologist-led biopharmaceutical company focused on identifying, developing and commercializing innovative and differentiated therapies to address significant unmet needs in medical and aesthetic dermatology.  Aclaris is focused on large, underserved market segments with no FDA-approved medications or where treatment gaps exist.  Aclaris is based in Malvern, Pennsylvania and more information can be found by visiting the Aclaris website at www.aclaristx.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believe", "expect", "may", "plan," "potential," "will," and similar expressions, and are based on Aclaris' current beliefs and expectations. These forward-looking statements include expectations regarding the potential benefits of the Confluence acquisition and the clinical development of the combined companies’ drug candidates. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Aclaris' reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in the Risk Factors section of Aclaris' Annual Report on Form 10-K for the year ended December 31, 2016, Aclaris’ Quarterly Report in Form 10-Q for the quarter ended June 30, 2017, and other filings Aclaris makes with the U.S. Securities and Exchange Commission from time to time. These documents are available under the "Financial Information" section of the Investors page of Aclaris' website at http://www.aclaristx.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise

Contact:

Aclaris Contact

Michael Tung, M.D.

Vice President / Investor Relations

484-329-2140

mtung@aclaristx.com

Media Contact

Mariann Caprino

TogoRun

917-242-1087

M.Caprino@togorun.com